EXHIBIT 21

SUBSIDIARIES OF HUDSON FOODS, INC.

1.    Hudson Development Company, Inc., an Arkansas corporation.
2. Hudson Foods Foreign Sales, Inc., incorporated under the laws of the U.S. Virgin Islands.
3.    Hudson Foods Poland, Sp. zo.o., a Polish limited liability company.
4.    Hudson Midwest Foods, Inc., a Nebraska corporation.